UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2025

FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-38874 (Commission File Number)	54-1232965 (IRS Employer Identification No.)

112 West King Street Strasburg, Virginia (Address of principal executive offices)	22657 (Zip Code)

(540) 465-9121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.25 per share	FXNC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2025, First National Corporation (the “Company”) appointed Brad E. Schwartz as Executive Vice President and Chief Financial Officer of the Corporation and of its wholly owned subsidiary, First Bank, effective March 31, 2025.  Bruce E. Thomas will continue to serve as interim Chief Financial Officer until March 31, 2025.

Mr. Schwartz, age 62, most recently served as President and Chief Operating Officer of TowneBank until his retirement in December 2022.  He had served as President since July 2021 and as Chief Operating Officer since 2016, when Monarch Bank was merged into TowneBank.  Previously, he had served as Chief Executive Officer of Monarch Bank from 2009 until 2016 and as Chief Financial Officer/Chief Operating Officer of Monarch Bank from 2004 until 2009.

Also on March 7, 2025, the Company and Mr. Schwartz entered into an employment agreement in connection with his appointment.  The term of Mr. Schwartz’s employment agreement begins on March 31, 2025 and will continue until March 31, 2027, unless terminated earlier in accordance with its terms.  On March 31, 2026 and each March 31 thereafter, the term of his agreement will be extended for one year.

Mr. Schwartz’s agreement provides for an initial base salary of $300,000.  Mr. Schwartz is also entitled to participate in any employee benefit plans and programs for which he is or will be eligible, including the Company’s Executive Incentive Plan.  Mr. Schwartz’s incentive award target under this plan will be no less than 30%.  Mr. Schwartz also will receive a company automobile and reimbursement of relocation expenses of up to $75,000.

Mr. Schwartz’s agreement provides for the termination of Mr. Schwartz’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in his agreement).  Subject to certain conditions of the agreement, termination under either of these circumstances will entitle Mr. Schwartz to his salary and benefits for the remainder of the term of the agreement, a lump sum benefits supplement payment of $25,000, and a prorated cash bonus payment based on his cash bonus for the year prior to his termination and his service through termination.  If the Company does not renew Mr. Schwartz’s agreement prior to the expiration of its term and he is subsequently terminated, he will be entitled to receive salary continuation for a period of one year.  The agreement also provides that termination under either of these circumstances within one year after a change of control (as defined in the agreement) shall have occurred, or, if employment is terminated without cause in contemplation of a change of control, Mr. Schwartz will be entitled to receive severance payments approximately equal to 299% of his annual cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended.

The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants continue generally for a period of 12 months following the last day of his employment.

Mr. Schwartz will not be entitled to any termination compensation and benefits if he breaches any of the covenants in the Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation.  He will also not be entitled to any compensation or other benefits, other than payment for all time worked, if his employment is terminated for cause or if Schwartz terminates his employment for other than good reason.

The foregoing summary of Mr. Schwartz’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of his employment agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

A copy of the press release relating to this Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated March 7, 2025, by and between First National Corporation and Brad E. Schwartz
99.1	Press release, dated March 10, 2025, announcing the appointment of Brad E. Schwartz as Chief Financial Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL CORPORATION
(Registrant)

Date: March 10, 2025	By:	/s/ Bruce E. Thomas
Bruce E. Thomas
Senior Vice President and Interim Chief Financial Officer

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